Exhibit 8.1

SCHULTE ROTH & ZABEL LLP

919 Third Avenue

New York, NY 10022

(212) 756-2000

fax (212) 593-5955

www.srz.com

Writer’s Direct Number	Writer’s E-mail Address

(212) 756-2000	wwwmail@srz.com

January 19, 2006

NewPage Holding Corporation
Courthouse Plaza, NE
Dayton, Ohio 45463

Ladies and Gentlemen:

                We have acted as special U.S. tax counsel to NewPage Holding Corporation, a Delaware corporation (the “Issuer”), in connection with the preparation and filing of a Registration Statement on Form S-4, as amended (the “Registration Statement”), relating to $125,000,000 in aggregate principal amount of the Issuer’s Floating Rate Senior Unsecured PIK Notes due 2013 (the “New Notes”).  The New Notes are to be offered by the Issuer pursuant to an exchange offer (the “Exchange Offer”) in exchange for $125,000,000 in aggregate principal amount of the Issuer’s outstanding Floating Rate Senior Unsecured PIK Notes due 2013 (the “Original Notes”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

                In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act, (ii) the Exchange and Registration Rights Agreement, dated May 2, 2005, by and among the Issuer, MeadWestvaco Corporation and the initial purchasers named therein (the “Registration Rights Agreement”) and (iii) the Indenture, dated as of May 2, 2005, between the Issuer and HSBC Bank USA, National Association, as trustee (the “Indenture”).  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

                Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity

NewPage Holding Corporation
January 19, 2006

of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Exchange Offer will be consummated in the manner contemplated by the Registration Statement, the Indenture, the Registration Rights Agreement and other relevant documents.

                In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service (“IRS”) rulings, all of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

                Based solely upon and subject to the foregoing and the qualifications set forth in the Registration Statement, in our opinion, under current United States federal income tax law,

although the discussion set forth in the Registration Statement under the heading “Certain Material U.S. Federal Income and Estate Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the Exchange Offer and of the ownership and disposition of the New Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the

Exchange Offer and of the ownership and disposition of the New Notes.

                Except as set forth above, we do not express any opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Exchange Offer, the issuance of the New Notes or of any transactions related to or contemplated by such issuance. This opinion has been prepared for you in connection with the Exchange Offer and the filing of the Registration Statement and may not be relied upon by anyone else without our prior written consent.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading “Certain Material U.S. Federal Income and Estate Tax Considerations” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Schulte Roth & Zabel LLP